Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Third Quarter Fiscal 2011 Results

•	Net sales increased 10.7 percent to $2.1 billion

•	Operating income improved $31 million to $78 million

•	Adjusted EBITDA increased 20.4 percent to $171 million

•	$1.2 billion of liquidity

ATLANTA, GA – December 7, 2011 – HD Supply, Inc. today reported net sales for the fiscal 2011 third quarter ended October 30, 2011 of $2.1 billion, an increase of $201 million, or 10.7 percent, as compared to the third quarter of fiscal 2010. Gross profit for the third quarter of fiscal 2011 increased by $58 million, or 11.1 percent, to $580 million compared to $522 million for the third quarter of fiscal 2010. Gross profit for the third quarter of fiscal 2011 was 28.0 percent of net sales versus 27.9 percent of net sales for the third quarter of fiscal 2010.

Operating income for the third quarter of fiscal 2011 was $78 million, an improvement of $31 million compared to operating income of $47 million for the third quarter of fiscal 2010. The improvement in operating income reflects a 10.7 percent sales growth and a 110 basis point decline in operating expenses as percent of sales despite inflationary pressure, including medical costs, fuel costs and a resumption of the company’s 401(k) match. Liquidity at the end of the third quarter of fiscal 2011 was $1.2 billion.

Loss from continuing operations before income taxes was $82 million in the third quarter of fiscal 2011, an improvement of $23 million as compared to the third quarter of fiscal 2010. Loss from continuing operations for the third quarter of fiscal 2011 was $106 million, compared to a loss from continuing operations of $90 million for the third quarter of fiscal 2010.

Joe DeAngelo, CEO of HD Supply, stated, “The third quarter results mark the company’s sixth consecutive quarter of year-over-year sales growth. Our accelerating growth and financial strength are a reflection of the exemplary performance by HD Supply associates and their successful collaborative efforts with our customers and suppliers.”

DeAngelo added, “We are well-positioned for continued growth and improved financial performance through a sharp focus on executing our strategic plan, continuing significant investments in our leadership businesses, maximizing our operating efficiencies and making every customer experience exceptional.”

Business Update

The company continues to evolve and enhance its business to meet the changing demands of its customers.

•	HD Supply Facilities Maintenance opened a new distribution center in Jacksonville, FL, which positions the company to better service customers in the region.

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HD Supply Utilities and N-Dimension Solutions Inc., a leading provider of cyber security solutions for the smart grid, recently commissioned a highly successful cyber security system for the City of Princeton, IL. The cyber solution is a key component of HD Supply Utilities’ integrated, end-to-end smart grid solution, GridAdvanceTM.

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HD Supply Waterworks further solidified its long-standing customer relationship with the City of Plano, TX by expediting the remaining phases of a multi-year project, which will result in the delivery and installation of approximately 40,000 additional meter units beginning in 2012.

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The company continues to invest in technology, including HD Supply Facilities Maintenance’s new Pick-to-Voice order selection system, which makes order accuracy second-to-none and allows us to more efficiently serve our customers.

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We recently launched the HD Supply Locations Web application, which allows all of our customers to quickly and easily identify HD Supply business locations within a 10- to 100-mile radius (http://www.hdsupply.com/locations/).

Sale of Plumbing Business

On September 9, 2011, the company sold its Plumbing/HVAC business to Hajoca Corporation. As a result of the sale, the company recorded a preliminary $7 million pre-tax gain in the third quarter of fiscal 2011, which is subject to a customary working capital adjustment that is expected to be finalized during the fourth quarter of fiscal 2011. The results of the Plumbing/HVAC operations are reflected as discontinued operations for all periods presented.

Year-to-date Results

Net sales for the nine months ended October 30, 2011 were $5.9 billion, an increase of $473 million, or 8.7 percent, compared to the nine months ended October 31, 2010. Gross profit in the year-to-date period of fiscal 2011 increased by $140 million, or 9.2 percent, to $1.7 billion compared to $1.5 billion for same period of fiscal 2010. Gross profit for the year-to-date period of fiscal 2011 was 28.0 percent of net sales versus 27.9 percent of net sales for the same period of fiscal 2010.

Operating income for the nine months ended October 30, 2011 was $175 million, an improvement of $107 million compared to operating income of $68 million for the same period of fiscal 2010. The improvement in operating income reflects an 8.7 percent sales growth and a 160 basis point decline in operating expenses as percent of sales despite inflationary pressure, including medical costs, fuel costs and a resumption of the company’s 401(k) match.

Loss from continuing operations before income taxes was $301 million in the nine months ended October 30, 2011, an improvement of $96 million as compared to the same period of fiscal 2010. Loss from continuing operations for the nine months ended October 30, 2011 was $360 million, compared to a loss from continuing operations of $392 million for the same period of fiscal 2010.

Adjusted EBITDA (third quarter and year-to-date)

Adjusted EBITDA for the third quarter of fiscal 2011 increased 20.4 percent to $171 million from $142 million in the third quarter of fiscal 2010. Adjusted EBITDA for the third quarter of fiscal 2011 was 8.2 percent of net sales versus 7.6 percent of net sales for third quarter of fiscal 2010. The increase in the Adjusted EBITDA rate reflects management’s focus on operating efficiency and the leverage of fixed costs through sales volume increases. Adjusted EBITDA for the first nine months of fiscal 2011 increased 24.4 percent to $454 million from $365 million in the same period of fiscal 2010. Adjusted EBITDA for the first nine months of fiscal 2011 was 7.7 percent of net sales versus 6.7 percent of net sales for same period of fiscal 2010. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distribution companies in North America. With a diverse portfolio of industry-leading businesses, the company provides a broad range of products and services to professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 30, 2011, filed on April 14, 2011 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Nine Months Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010

Net Sales	$2,075	$1,874	$5,898	$5,425
Cost of sales	1,495	1,352	4,244	3,911

Gross Profit	580	522	1,654	1,514
Operating expenses:
Selling, general and administrative	417	386	1,221	1,167
Depreciation and amortization	85	89	258	271
Restructuring	—	—	—	8

Total operating expenses	502	475	1,479	1,446

Operating Income (Loss)	78	47	175	68

Interest expense	160	153	477	464
Other (income) expense, net	—	(1)	(1)	1

Income (Loss) from Continuing Operations Before Income Taxes	(82)	(105)	(301)	(397)
Provision (benefit) for income taxes	24	(15)	59	(5)

Income (Loss) from Continuing Operations	(106)	(90)	(360)	(392)
Income (loss) from discontinued operations, net of tax	1	(9)	(10)	(24)

Net Income (Loss)	$(105)	$(99)	$(370)	$(416)

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share data, unaudited

	October 30, 2011	January 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$139	$292
Receivables, less allowance for doubtful accounts of $33 and $36	1,129	907
Inventories	1,089	1,035
Deferred tax asset	77	102
Other current assets	50	45

Total current assets	2,484	2,381

Property and equipment, net	363	390
Goodwill	3,151	3,150
Intangible assets, net	799	992
Other assets	163	176

Total assets	$6,960	$7,089

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$775	$805
Accrued compensation and benefits	136	118
Current installments of long-term debt	99	10
Other current liabilities	255	272

Total current liabilities	1,265	1,205

Long-term debt, excluding current installments	5,484	5,239
Deferred tax liabilities	114	101
Other liabilities	354	448

Total liabilities	7,217	6,993

Stockholders’ equity (deficit):
Common stock, par value $0.01; authorized 1,000 shares; issued 1,000 shares at October 30, 2011 and January 30, 2011	—	—
Paid-in capital	2,676	2,660
Accumulated deficit	(2,933)	(2,563)
Accumulated other comprehensive income (loss)	—	(1)

Total stockholders’ equity (deficit)	(257)	96

Total liabilities and stockholders’ equity (deficit)	$6,960	$7,089

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter, HD Supply supplemented its reporting of loss from continuing operations with the non-GAAP measurements, including Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding the Adjusted EBITDA referred to in this press release is included in our filings with the SEC, including a Current Report on Form 8-K filed concurrently with the issuance of this press release.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended		Nine Months Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010

Net income (loss)	$(105)	$(99)	$(370)	$(416)
Less income from discontinued operations, net of tax	1	9	10	24

Income (loss) from continuing operations	(106)	(90)	(360)	(392)
Interest expense, net	160	153	477	464
Provision (benefit) from income taxes	24	(15)	59	(5)
Depreciation and amortization	86	90	260	273

EBITDA	$164	$138	$436	$340

Adjustments to EBITDA:
Other (income) expense, net(i)	—	(1)	(1)	1
Restructuring charge(ii)	—	—	—	8
Stock-based compensation(iii)	7	5	16	13
Management fee & related expenses paid to Equity Sponsors(iv)	1	1	4	4
Other	(1)	(1)	(1)	(1)

Adjusted EBITDA	$171	$142	$454	$365

(i)	Represents the loss on extinguishment of debt, the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting, and other non-operating income/expense.
(ii)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iii)	Represents the non-cash costs for employee stock options.
(iv)	The company entered into a management agreement whereby the company pays the Equity Sponsors a $5 million annual aggregate management fee. In addition, the company reimburses certain Equity Sponsor expenses.